Presentation to the Independent Directors of

Regency Affiliates Inc.

MADISON WILLIAMS AND COMPANY

January 28, 2010

Table of Contents

I. Executive Summary

- Regency Affiliates, Inc. ("Regency" or the "Company"), through its operating subsidiaries, serves as a holding company with ownership interests in the following assets:
  - a 50% limited partnership interest in an office building located in Baltimore, MD;
  - a 50% interest in an Alabama-based power plant that serves a Kimberly-Clark tissue manufacturing plant; and
  - as of September 30, 2009, Regency had no debt and pro forma cash and cash equivalents of $6.8 million.

- The Company's common stock trades on the OTC Pink Sheets under the symbol RAFI.PK. Regency has a market cap of approximately $13.0 million, is thinly traded (only about 134 shares per day over the past three months) and is approximately 55.7% owned by Company insiders.

- Because of the small public float and relative illiquidity, and in order to reduce future operating expenses, the board of directors and management team of the Company have decided to effect a deregistration or "going dark" transaction, whereby the Company will declare a reverse-split of its common stock, repurchase the resulting fractional shares, and reduce its shareholder base below 300 shareholders. As a result, the Company will no longer be subject to filing requirements of the SEC.

- Madison Williams and Company ("MWC") has performed an independent valuation analysis of the Company for purposes of determining the fairness to disinterested stockholders, from a financial point of view, of the proposed price to be paid for fractional shares created by the Company's reverse-split and deregistration transaction.

Work Performed by MWC

- In connection with the review of the proposed deregistration and the preparation of its analysis, MWC, among other things:
  - Held discussions with Regency senior management, board members and key personnel;
  - Reviewed publicly available information for Regency;
  - Examined financial and operating projections of Regency and its operating holdings;
  - Reviewed a 2003 appraisal conducted on the Security West property owned by Security Land and Development Company Limited Partnership;
  - Reviewed independent third-party research regarding the Baltimore real estate market;
  - Compared Regency's and its operating holdings' financial results with those of comparable publicly-traded companies;
  - Reviewed published estimates of independent research analysts with respect to the future financial performance of companies comparable to Regency and its operating holdings;
  - Analyzed the public information related to the premium, as represented by the price paid in excess of the then-current market value, of other transactions involving public companies in which minority shareholders were bought out by the majority shareholders over the past four years;
  - Discussed with the Company's legal counsel the deregistration process and the potential impact of the transaction on shareholders; and
  - Performed such other financial studies and analyses and considered such other information as MWC deemed appropriate for the purposes of its analysis.

Important Considerations in MWC Analysis

As part of its analysis, MWC relied on information provided by Company management in regards to the financial performance and projections of the Company's operating holdings. We did not conduct direct diligence on the underlying operating companies, and had limited direct communications with the operating management of underlying operating companies.

As part of our analysis regarding the value of the Company and its assets, MWC relied in part on the appraisal conducted by *Marshall and Stevens* of Security West, dated November 1, 2003. MWC did not conduct or commission independent appraisals on the underlying assets as part of its work in the due diligence process. As part of the analysis, we did consider the effects of changes in the national and local real estate markets on the value of Security West, and undertook an analysis of the impact of a potential reduction in the value of the Security West property on the value of Regency's shares. However, given the volatility in the commercial real estate market since 2003, MWC acknowledges that the absence of an updated appraisal on the specific Security West property represents a potential weakness in the analysis underlying our opinion. We utilized the *Marshall and Stevens* valuations as baseline valuations for:

- The Sum-of-Parts Valuation, specifically the current equity value approach, described on page 32 herein, and the residual value approach, described on page 33; and
- The Going Concern Valuation, specifically for the calculation of the 2018 residual value of Security West on page 49.

To the extent the underlying value of the Security West property is materially different from the value indicated by the Marshall and Stevens appraisal, the valuations of the shares of Regency stock indicated by the Sum-of-Parts Valuation and the Going Concern Valuation, as summarized on page 54 herein, may be materially affected.

Acknowledging this potential weakness, MWC believes the risks of a significant diminution in the value of the Security West property is mitigated by several key factors, including:

- The sole tenant of the Security West facility is the Social Security Administration, an arm of the United States Federal Government, so the probability of default is effectively zero.
- The SSA lease on the Security West property extends until 2018, so the annual cash flows resulting from rent payments are secure at least until 2018.
- Regency management estimates that the SSA has invested more than $20 million in capital improvements to the Security West facility, indicating an intention to continue occupy the facility for the long term and therefore increasing the likelihood of renewal of the lease.
- The State of Maryland has proposed extending light rail service from the City of Baltimore to the Woodlawn location of the Security West facility, which could be in place by 2018. We believe this development, if it happens, will further increase the likelihood of SSA renewal, and in any case serve to increase the value of the underlying property.

During the course of its discussions with Regency's management and legal counsel, MWC was informed of an ongoing disagreement with the general partner of Security West regarding the proper allocation of the taxable income generated by the Security West asset. As part of its analysis, MWC considered both sides' views of the proper allocation. However, for purposes of its valuation, MWC took what we believe to be a neutral view of the allocation which reflects neither the Company's nor the general partner's interpretation of the proper allocation. We did not conduct an independent legal or tax analysis of the matter and relied upon the Company and its accountants for information regarding this matter.

Purchase Price Per Share	Shares [1]	Total Price
$5.25	19,115	$100,354
5.50	19,115	105,133
5.75	19,115	109,911
6.00	19,115	114,690
6.25	19,115	119,469
6.50	19,115	124,248
6.75	19,115	129,026


$130,000
$125,000
$120,000
$115,000
$110,000
$105,000
$100,000
Total Price
$5.25
5.50
5.75
6.00
6.25
6.50
6.75
Purchase Price Per Share

(1) Assumes 1:100 reverse-split


1,200
1,000
800
600
400
200
0
Post-Split Shareholders
$550,000
$450,000
$350,000
$250,000
$150,000
$50,000
-$50,000
Cost to Redeem Fractional Shares
5
10
20
50
100
250
500
1000
2000
Split Ratio (1:__)

1. Assumes repurchase price of $6.00 per share.

II. Overview of Regency Affiliates

Business Description

Regency serves as a parent company to various subsidiary business operations. Regency owns 50% of a limited partnership that in turn owns a two-story office building and a connected six-story office tower located in Baltimore, MD. Also, the Company, through its wholly owned subsidiary, Regency Power Corporation, has 50% membership interest in MESC Capital, LLC, which owns an onsite energy facility that supplies steam and electricity to a Kimberly-Clark tissue mill in Mobile, Alabama. Additionally, as of September 30, 2009, Regency had no debt and held $6.8 million of pro forma cash and cash equivalents. The company was organized in 1980 and was formerly known as TransContinental Energy Corporation. Regency Affiliates is based in Jensen Beach, Florida.

Key Executives

• **Laurence S. Levy**	Chairman, CEO and President
• **Neil Hasson**	CFO and Director

Summary Financial Information

Share Price (1/27/10)	$3.75
Market Capitalization	$13.4 million
Enterprise Value (1)	$6.7 million

1. Enterprise value is defined as market capitalization plus preferred stock, less balance sheet cash and cash equivalents.

Company History

1980	• Organized as a Delaware corporation to succeed the TransContinental Oil Corporation, which existed since 1947.
1993	• Acquired an 80% interest in National Resource Development Corporation ("NRDC"), the principal asset of which is about 70 million tons of rock aggregate at a mine site in rural Michigan.
1994	• Acquired a limited partnership interest in Security Land and Development Company (Security Land) for an equity investment of $350,000.
1997	• Through a subsidiary, acquired assets of Rustic Crafts International, Inc., an electric fireplace manufacturer.
2002	• Rustic Crafts sold all of its operating assets to RCI Wood Products, Inc. in exchange for $200,000 cash and $1.1 million in promissory notes[(1)].
	• Royalty Holdings LLC, an entity controlled by Laurence S. Levy, purchased approximately 60% of the Company, and Mr. Levy became Regency's CEO.
2003	• Received $41,000,000 in proceeds when Security Land refinanced the existing indebtedness on its property.
2004	• Acquired a 50% membership interest in MESC Capital, LLC, through a newly-formed, wholly-owned subsidiary called Regency Power Corporation.
2009	• In July 2009, paid approximately $3 million to the members of the shareholder class as a settlement payment in connection with the Aggregate sale.
	• In October 2009, announced redemption of all outstanding shares of its Series D Preferred Stock, which the Company estimates will cost $312,570.
	• On December 24, 2009, issued notices of redemption to the holders of its outstanding shares Series C Preferred Stock, with an effective redemption date of January 11, 2010. The redemption price paid for the Series C Preferred Stock will be satisfied by delivery of the common stock of NRDC.

1. The notes were deemed uncollectible and fully written off by the Company in 2004.


Regency Affiliates, Inc.
100% ownership interest
Regency Power Corporation
50% ownership interest (1)
50% membership interest
Security Land and Development Company LP ("Security West")
(land and office building)
MESC Capital, LLC (2)
(Kimberly-Clark power plant)

1. Regency has both a limited partnership interest in Security West and a 5% limited partnership interest in 1500 Woodlawn Limited Partnership, the general partner of Security West, which together entitle the Company to 50% of the net cash flow of the partnership (following a priority interest in the first $2.0 million) and 50% of the residual value in Security West.
2. MESC Capital LLC is also 50% owned by DTE Mobile, LLC an unregulated subsidiary of a large energy company.

Ownership Summary	Shares	% Total		Market Value
Institutional Holders	256,264	7.4%	$	960,990
5% Holders	257,583	7.4%		965,936
Insiders	1,932,988	55.7%		7,248,705
Public and Other	1,021,709	29.5%		3,831,409
Total Shares Outstanding	**3,468,544**	**100%**	**$**	**13,007,040**

Institutional Holders	Shares	% Total		Market Value
Bertolet Capital LLC	142,049	4.1%	$	532,684
Advisory Research, Inc.	114,215	3.3%		428,306
Total	**256,264**	**7.4%**	**$**	**960,990**

5% Holders	Shares	% Total		Market Value
The Seaport Group LLC	257,583	7.4%		965,936
Total	**257,583**	**7.4%**	**$**	**965,936**

Insiders	Shares	% Total		Market Value
Laurence S. Levy	1,873,738	54.0%	$	7,026,518
Neil N. Hasson	50,000	1.4%		187,500
Errol Glasser	9,250	0.3%		34,688
Total	**1,932,988**	**55.7%**	**$**	**7,248,705**


Institutional Holders, 7.4%
5% Holders, 7.4%
Public and Other, 29.5%
Insiders, 55.7%

Sources: Thomson One Banker and Company Filings
Note: Based on stock price of $3.75 as of January 27, 2010.

Ten Year	LTM


Stock Price (US $)
$8.00
$7.00
$6.00
$5.00
$4.00
$3.00
$2.00
$1.00
$0.00
$6.00
Jan-01
Jan-02
Jan-03
Jan-04
Jan-05
Jan-06
Jan-07
Jan-08
Jan-09
Jan-10


$5.00
$4.50
$4.00
$3.50
$3.00
$2.50
$2.00
Feb-09
Mar-09
Apr-09
May-09
Jun-09
Jul-09
Aug-09
Sep-09
Oct-09
Nov-09
Dec-09
Jan-10


Trading Volume (in thousands)
100,000
90,000
80,000
70,000
60,000
50,000
40,000
30,000
20,000
10,000
0


18,000
16,000
14,000
12,000
10,000
8,000
6,000
4,000
2,000
0


30.00
25.00
20.00
15.00
10.00
5.00
0.00
Thousands of Shares
19
4
0
27
1
2.42 - 2.83
2.84 - 3.25
3.26 - 3.66
3.67 - 4.08
4.09 - 4.50
Price Range (In USD)

LTM Weighted Average Trading Value: $3.30

Historical Operating Performance

(in millions of dollars)

EBITDA


$-
$(0.5)
$(1.0)
$(1.5)
$(2.0)
$(2.5)
$(3.0)
$(2.5)
$(1.9)
$(2.3)
$(1.4)
$(1.5)
$(0.9)
2004
2005
2006
2007
2008
9 Months 9/30/09

Total Assets


$25.0
$20.0
$15.0
$10.0
$5.0
$-
$19.7
$19.4
$18.3
$21.2
$22.9
$21.4
2004
2005
2006
2007
2008
9/30/09

Net Income


$4.0
$3.0
$2.0
$1.0
$-
$(1.0)
$(2.0)
$(3.0)
$(2.3)
$(0.8)
$0.5
$2.8
$(1.4)
$1.5
2004
2005
2006
2007
2008
9 Months 9/30/09

Cash & Short-term Investments[(1)]


$14.0
$12.0
$10.0
$8.0
$6.0
$4.0
$2.0
$-
$10.5
$11.6
$10.1
$10.0
$10.4
$6.8
2004
2005
2006
2007
2008
Pro Forma

MADISONWILLIAMS AND COMPANY

(1) Pro Forma cash & short-term investments reflects the redemption of Series D Preferred Stock.

	Nine Months Ended September 30, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
Net Sales	$ -	$ -	$ -
General and Administrative expenses	876,156	(1,474,939)	(1,426,370)
Loss from operations	(876,156)	(1,474,939)	(1,426,370)
Other income (expense)		-	-
Income from equity investment in partnerships	2,429,041	3,084,183	2,695,978
Loss from settlement	-	(3,000,000)	-
Interest and dividend income	4,336	142,795	431,552
Interest Expense	(20,606)	(25,269)	-
Unrealized investment gains (losses)	-	(505)	(3,957)
Net income (loss) before income taxes	1,536,615	(1,273,735)	1,697,203
Income tax expense (benefit)	(52,229)	(171,386)	(1,139,827)
Net Income (Loss)	1,484,386	(1,445,121)	2,837,030
Net income (loss) per common share:			
Basic			
Net income (loss) per common share	$ 0.42	$ (0.41)	$ 0.82
Weighted average number of shares	3,534,812	3,533,480	3,475,932
Diluted			
Net income (loss) per common share	$ 0.40	$ (0.41)	$ 0.76
Weighted average number of shares	3,695,811	3,757,422	3,710,303

	As of September 30,	As of December 31,	
	2009	2008	2007
Assets			
Current Assets			
Cash and cash equivalents	$ 3,288,093	$ 7,469,213	$ 253,566
Marketable securities	3,800,000	2,900,000	9,782,234
Other current assets	194,575	404,424	344,539
Total Current Assets	7,282,668	10,773,637	10,380,339
Property, plant and equipment, net	6,408	9,283	13,117
Investment in partnerships / LLC	13,051,940	10,972,900	9,563,717
Deferred Tax asset	1,105,000	1,105,000	1,245,500
Total Other Assets	1,300	1,300	1,300
Total Assets	21,447,316	22,862,120	21,203,973
Liabilities and Shareholders' Equity			
Current Liabilities			
Accounts payable and accrued expenses	331,679	3,325,869	391,651
Total Current Liabilities	331,679	3,325,869	391,651
Total Shareholders' Equity	21,115,637	19,536,251	20,812,322
Total Liabilities and Shareholders' Equity	$ 21,447,316	$ 22,862,120	$ 21,203,973

Summary Cash Flow Statement

	Nine Months Ended September 30, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
Cash Flows from Operations			
Net income (loss)	$ 1,484,386	$ (1,445,121)	$ 2,837,030
Depreciation and amortization	2,875	3,834	3,476
Income from equity investment in partnerships	(2,429,040)	(3,084,183)	(2,695,978)
Stock based compensation	95,000	154,200	197,750
Issuance of shares of common stock for services	-	14,850	-
Deferred tax asset	-	140,500	(1,245,500)
Changes in assets and liabilities	(2,784,341)	2,874,333	(285,663)
Cash Flows From Operations	(3,631,120)	(1,341,587)	(1,188,885)
Cash Flows from Investing			
Purchases of property and equipment	-	-	(12,589)
Distribution of earnings from partnership	350000	1,675,000	1,204,635
Purchases of marketable securities	(55,500,000)	(111,617,766)	(104,796,934)
Proceeds from sales of marketable securities	54,600,000	118,500,000	104,500,000
Cash Flows from Investing	(550,000)	8,557,234	895,112
Cash Flows from Financing			
Proceeds from the exercise of stock options	-	-	22,275
Purchase of treasury stock	-	-	(88,189)
Cash Flows from Financing	-	-	(65,914)
Changes in Cash	(4,181,120)	7,215,647	(359,687)
Beginning Cash	7,469,213	253,566	613,253
Ending Cash	$ 3,288,093	$ 7,469,213	$ 253,566

Security West Building

- On November 18, 1994, Regency Affiliates, Inc. acquired a limited partnership interest in Security Land and Development Company Limited Partnership.
- The Partnership owns the 34.3-acre Security West complex at 1500 Woodlawn Drive, Baltimore, Md., consisting of a built-to-suit government office building, consisting of a two-story office building built in 1968, and a connected seven-story office tower built in 1992.
- The buildings have net rentable area of approximately 717,000 square feet. The facility is occupied by the United States Social Security Administration Office of Disability and International Operations under a fifteen year lease, expiring in Oct 31st 2018 at $12.7 million per year.
- The construction of the Security West buildings was completed in 1972 and the buildings have been occupied by the Social Security Administration since 1972 under prior leases between the U.S. Government and the Partnership.
- This asset was effectively monetized in 2003 through a $98.5 million public debt issued. The debt matures October 2018, at which time the loan will have been paid down to a balance of $10 million. Security West has obtained residual value insurance for $10 million.
- The Company received approximately $41 million of the proceeds, which was partially used to pay down existing debt at the time.

MESC

- On April 30, 2004, Regency, through a newly-formed, wholly-owned subsidiary called Regency Power Corporation, acquired a 50% membership interest in MESC Capital, LLC ("MESC"), a Delaware limited liability company, from DTE Mobile, LLC for approximately $7.3 million.

- MESC was formed to acquire all of the membership interests in Mobile Energy Services Company, LLC. MESC owns an on-site energy facility that supplies steam and electricity to a Kimberly-Clark tissue mill in Mobile, Alabama. The energy facility is located on approximately 11 acres of land within the tissue mill in Alabama. The facility supplies up to 61 megawatts of co-generated steam and electricity for use in the mill's operations, with a power-house fueled by a combination of coal, biomass and natural gas.

- In conjunction with the investment, MESC issued $28.5 million of Senior Non-Recourse loans to fund the acquisition.

- In connection with MESC's acquisition of Mobile Energy, Kimberly-Clark entered into a 15-year take-or-pay agreement with MESC pursuant to which MESC would be the exclusive steam supplier to the mill and would provide a substantial portion of the mill's electricity requirements.

- Kimberly-Clark is obligated to pay MESC a fixed amount regardless of whether Kimberly-Clark consumes any power.

Laurence S. Levy – Chairman, Chief Executive Officer and President

- Mr. Levy has been the Chairman, President and CEO of Regency Affiliates since October 2002.
- In June 1986, Mr. Levy co-founded Hyde Park Holdings, Inc., a private investment firm specializing in leveraged buyouts, and has been its Chairman since that date.
- Mr. Levy has acquired or formed and served as a Director of:
  - Warehouse Associates L.P. (1991)
  - Ozburn-Hessey Logistics, LLC. (1999)
  - Derby Industries LLC (2000)
  - Parking Company of America Airports LLC (2002)
  - ERS Holding Company, LLC
  - Rand Logistics, Inc.
  - Detroit and Canada Tunnel Corporation
- In April 1999, Mr. Levy and John Hancock Financial established PFI Resource Management LP, and Mr. Levy has served as manager since that date. PFI Resource Management is an investor in the Private Funding Initiative program in the United Kingdom which is privatizing state infrastructure assets.
- From 1991 until 1999, Mr. Levy was CEO of High Voltage Engineering Corporation, a diversified industrial and manufacturing company, and from 1988 until 2003 served as a Director.
- Mr. Levy received a Bachelor of Commerce degree and a Bachelors of Accountancy degree from the University of Witwatersrand in Johannesburg, South Africa, and an M.B.A. from Harvard University and graduated as a Baker Scholar. He is also a Chartered Accountant (South Africa).

Management Team

Neil N. Hasson – Director and Chief Financial Officer

- Mr. Hasson is currently a private real estate investor. In his present capacity, he has acquired over £250 million of commercial real estate in the UK in the last three years, as well as acquiring strategic stakes in real estate operating companies in the UK, Europe and the US. Mr. Hasson's clients are predominantly high net worth families.
- Previously, Mr. Hasson was the head of European Real Estate for DLJ Real Estate Capital Partners ("RECP"), a $660 million real estate opportunity fund managed by Donaldson, Lufkin and Jenrette. Mr. Hasson joined DLJ as Managing Director in New York in January 1995, where he was one of three founding partners. The gross acquisition cost of real estate acquired by the fund was in excess of $2 billion.
- Mr. Hasson moved to London in the summer of 1998, and was responsible for investing $70 million of equity for RECP in four major transactions.
- Prior to DLJ, Mr. Hasson worked for Goldman Sachs in New York, London and Tokyo.
- Mr. Hasson currently serves as a non-executive director of Sterling Centrecorp, a real estate company listed on the Toronto Stock Exchange.
- In February 2005, Mr. Hasson was appointed as a Director of Citigroup Property Investors.
- Mr. Hasson holds an MBA (with distinction) from the Wharton School, University of Pennsylvania, where he was a Fulbright scholar. He also holds a Bachelor of Science in Electrical Engineering (First Class Honors) from the University of Cape Town, South Africa.

- **Errol Glasser –** Non-Executive Director
  - Mr. Glasser has been President of Triangle Capital, LLC, a private investment and advisory company based in New York City since 2004.
  - Previously, Mr. Glasser was President of East End Capital Management and a Managing Director at Kidder, Peabody & Co. with responsibility for its West Coast investment banking activity. Mr. Glasser is a member of the audit committee.

III. Valuation

Valuation Approach

- In addition to giving consideration to the market value and trading history of Regency's Common shares, MWC has taken two approaches to valuing the Company's equity.

1. First, a sum-of-parts valuation that analyzes the total fair market value of the Company's assets, less current liabilities and the redemption cost of the Company's preferred stock.

2. Second, a "going concern" valuation, that discounts Regency's projected cash flows through 2018, which is the year both the MESC contract with Kimberly-Clark and the Security West lease with Social Security Administration expire.

Key Assumptions

- The Company has three principle assets:
  1. The Security West Facility
  2. MESC
  3. Cash and Equivalents
- The Company has current liabilities of approximately $331,679.
- Regency has no debt at the corporate level.
- As of 1/4/2010, the Company has approximately 3.5 million common shares outstanding.

1. Sum-of-Parts Valuation

Security West - Summary Financial Projections

	Actual 2004	Actual 2005	Actual 2006	Actual 2007	Actual 2008	Projected 2009	Projected 2010	Projected 2011	Projected 2012	Projected 2013	Projected 2014	Projected 2015	Projected 2016	Projected 2017	Projected 2018
RENT	$ 12,770,670	$ 12,881,087	$ 13,015,480	$ 13,063,689	$ 13,195,023	$ 13,195,023	$ 13,333,839	$ 13,446,489	$ 13,562,519	$ 13,682,030	$ 13,805,126	$ 13,931,915	$ 14,062,507	$ 14,197,018	$ 14,335,563
1217 - OPERATING REIMBURSEMENTS	-	-	-	-	-	138,016	112,650	116,030	119,511	123,096	126,789	130,593	134,510	138,546	142,702
TENANT REIMBURSEMENTS	129,722	139,916	128,918	65,936	687	60,000	61,800	63,654	65,564	67,531	69,556	71,643	73,792	76,006	116,848
INTEREST OTHER	43,083	73,822	106,312	121,262	45,727	10,500	10,500	10,500	10,500	10,500	10,500	10,500	10,500	10,500	10,500
	12,943,465	13,096,604	13,250,710	13,250,867	13,241,407	13,404,339	13,518,789	13,636,673	13,758,094	13,883,157	14,011,971	14,144,651	14,281,310	14,422,070	14,605,613
OPERATING EXPENSES	4,267,610	4,300,236	3,504,003	3,635,702	3,711,548	3,822,894	3,937,581	4,055,709	4,177,380	4,302,701	4,431,782	4,564,736	4,701,678	4,842,728	4,988,010
REGENCY ASSET MANAGEMENT FEE (1)	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
REAL ESTATE TAXES	600,000	600,000	600,000	600,000	600,000	600,000	600,000	600,000	600,000	600,000	600,000	600,000	600,000	600,000	600,000
NET OPERATING INCOME	**8,075,845**	**8,195,369**	**9,146,707**	**9,015,165**	**8,929,859**	**8,981,445**	**8,981,208**	**8,980,965**	**8,980,714**	**8,980,455**	**8,980,189**	**8,979,915**	**8,979,632**	**8,979,341**	**9,017,603**
INTEREST EXPENSE	4,414,234	4,229,573	4,012,159	3,796,704	3,581,283	3,345,381	3,097,914	2,838,568	2,574,288	2,282,285	1,983,781	1,670,947	1,347,185	999,697	639,618
INCOME BEFORE DEPRECIATION	**3,661,611**	**3,965,796**	**5,134,548**	**5,218,461**	**5,348,576**	**5,636,064**	**5,883,294**	**6,142,397**	**6,406,426**	**6,698,170**	**6,996,408**	**7,308,968**	**7,632,448**	**7,979,645**	**8,377,986**
DEPRECIATION	1,384,879	1,336,855	1,365,982	1,359,736	1,421,223	1,421,223	1,421,223	1,482,686	1,482,686	1,482,686	1,482,686	1,482,686	1,482,686	1,656,166	1,656,166
AMORTIZED DEBT COST ($10.3M-185 MOS)	701,685	701,685	701,685	701,685	701,685	701,685	701,685	701,685	701,685	701,685	701,685	701,685	701,685	701,685	701,685
TOTAL DEPRECIATION/AMORTIZATION	2,086,564	2,038,540	2,067,667	2,061,421	2,122,908	2,122,908	2,122,908	2,184,371	2,184,371	2,184,371	2,184,371	2,184,371	2,184,371	2,357,851	2,357,851
TAXABLE INCOME	**1,655,047**	**1,927,256**	**3,076,881**	**3,157,040**	**3,225,668**	**3,513,156**	**3,760,386**	**3,958,025**	**4,222,055**	**4,513,799**	**4,812,036**	**5,124,597**	**5,448,076**	**5,621,794**	**6,020,135**
CASH FLOW															
TAXABLE INCOME	1,655,047	1,927,256	3,076,881	3,157,040	3,225,668	3,513,156	3,760,386	3,958,025	4,222,055	4,513,799	4,812,036	5,124,597	5,448,076	5,621,794	6,020,135
DEPRECIATION/AMORTIZATION	2,086,564	2,038,540	2,067,667	2,061,421	2,122,908	2,122,908	2,122,908	2,184,371	2,184,371	2,184,371	2,184,371	2,184,371	2,184,371	2,357,851	2,357,851
CAPITAL EXPENDITURES	(126,240)	(1,370,306)	(292,626)	(283,793)	(349,354)	(484,500)	(517,000)	(489,800)	(499,800)	(478,300)	(579,800)	(491,800)	(504,800)	(488,800)	(3,722,400)
PRINCIPAL PAYMENTS	(4,016,281)	(4,273,480)	(4,587,628)	(4,708,789)	(4,918,717)	(5,154,619)	(5,402,086)	(5,661,432)	(5,925,712)	(6,217,715)	(6,516,219)	(6,829,053)	(7,152,815)	(7,500,303)	(7,860,382)
A/R	66,943	18,867	116,066	(10,822)	(67,243)	-	-	-	-	-	-	-	-	-	-
PREPAID EXPENSES	(557,286)	1,047,529	105,950	(40,019)	24,437	-	-	-	-	-	-	-	-	-	-
ACCOUNTS PAYABLE	186,684	(231,071)	(111,918)	101,821	4,085	-	-	-	-	-	-	-	-	-	-
NET DEPOSITS TO RESTRICTED ESCROWS	-	-	-	(1,000)	(22,616)	-	-	-	-	-	-	-	-	-	-
CASH DISTRIBUTIONS	(708)	(624)	(133,895)	(213,757)	-	-	-	-	-	-	-	-	-	-	-
CASH FLOW	**(775,267)**	**(813,269)**	**230,491**	**82,102**	**19,140**	**(3,055)**	**(35,792)**	**(8,835)**	**(19,806)**	**2,155**	**(99,611)**	**(11,885)**	**(25,168)**	**(9,459)**	**(3,204,797)**
CASH FLOW BEFORE CAPITAL EXPENDITURES	(354,670)	(307,664)	546,920	509,672	429,859	481,445	481,208	480,965	480,714	480,455	480,189	479,915	479,632	479,341	517,603
CAPITAL EXPENDITURES	(126,240)	(1,370,306)	(292,626)	(283,793)	(349,354)	(484,500)	(517,000)	(489,800)	(499,800)	(478,300)	(579,800)	(491,800)	(504,800)	(488,800)	(3,722,400)
CASH FLOW	(480,910)	(1,677,970)	254,294	245,879	80,505	(3,055)	(35,792)	(8,835)	(19,806)	2,155	(99,611)	(11,885)	(25,168)	(9,459)	(3,204,797)
ALLOCATION OF TAXABLE INCOME TO REGENCY (3)						1,756,578	1,880,193	1,979,013	2,111,027	2,256,899	2,406,018	2,562,298	2,724,038	2,810,897	3,010,067
REGENCY'S TAX LIABILITY AT 35%						614,802	658,068	692,654	738,860	789,915	842,106	896,804	953,413	983,814	1,053,524
REGENCY'S PRIORITY CASH FLOW (2)			128,163	204,613	-	-	-	-	-	2,047	-	-	-	-	-
NON-REGENCY CASH FLOW			6,728	9,144	-	-	-	-	-	108	-	-	-	-	-
RESIDUAL CASH FLOW			-	-	-	-	-	-	-	-	-	-	-	-	-
TOTAL REGENCY SHARE OF NET CASH FLOW			128,163	204,613	-	-	-	-	-	2,047	-	-	-	-	-
REGENCY'S CUMULATIVE SHARE OF NET CASH FLOW		-	128,163	332,776	332,776	332,776	332,776	332,776	332,776	334,823	334,823	334,823	334,823	334,823	334,823

PRESENT VALUE OF CASHFLOWS (4)		
	8.5%	$ 1,448
	9.5%	1,382
	10.5%	1,339

PRESENT VALUE OF REGENCY'S TAX LIABILITY (5)		
	8.5%	$ 5,068,944
	9.5%	4,835,371
	10.5%	4,626,302

(1) Regency is entitled to receive an Asset Management Fee after $2 million of cash flow distributions.
(2) 95% of distributable cash flow until Regency's cumulative cash flows reach $2 million; and 50% thereafter.
(3) Solely for purposes of this analysis, MWC has assumed 50% of taxable income is allocated to Regency until the Company's partner has a positive capital account, which is currently estimated by the Company to be approximately negative $35.0 million. This supposition regarding the allocation of taxable income does not reflect the Company's interpretation of the proper allocation of taxable income and is MWC's independent assumption. See page 6.
(4) Estimated capitalization rate for Class A and B office buildings in Baltimore suburbs estimated by RealtyRates.com.

MADISONWILLIAMS AND COMPANY

Baltimore Economy and Commercial Real Estate Market [1]

- During 2009, the Baltimore metro area contracted as the recession reduced spending and eliminated jobs in the metropolitan area For the 12 months ending October 31, 2009, 29,100 jobs were lost, a decline of 2.2%, compared to the national decline of 3.9% during this period, mostly in the retail and construction sectors. Unemployment increased to 7.7% as of October 2009, up from 5.1% one year ago.
- The Federal / State government and the financial and professional services industry represent approximately 36% of the Baltimore metro area's Gross Regional Product, which totaled $133 billion in 2008, a 2.2% year-over-year growth rate.
- The overall vacancy rate increased 2.3% from last year.
- Construction levels declined but a handful of speculative projects began construction as developers await Base Realignment And Closure ("BRAC") tenants. The Baltimore metro area should see the commercial markets stabilize more quickly than other metro areas as a result of its expanding health care industry.
- The Baltimore metro area absorbed negative 15,000 square for 2009, compared to positive 1.4 million square feet during 2008.

Office Net Absorption - Historical


Long-Term Absorption Average = 1.7 Million SF
Net Absorption in 000s of SF
3,500
3,000
2,500
2,000
1,500
1,000
500
0
-500
1997
1998
1999
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009*

January - September 2009


Montgomery
Prince George's
Frederick
-500,000
-400,000
-300,000
-200,000
-100,000
0
100,000
200,000
Square Feet

* Through the third quarter of 2009

1. Information obtained from Delta Associates and Transwestern Commercial Services.

General Commercial Real Estate Market Data[1]:

- Overall commercial vacancy of 13.7% as of September 30, 2009, up from 12.0% one year ago
- Direct vacancy rate reached 12.9%, up from 11.3% on year ago.
- Rents were down 2.5% during the first three quarters of 2009, compared to a decline of 0.5% in 2008.
- Investment sales reached $103 million, averaging $209 per square foot.
- Gross leasing activity for existing space in the Baltimore metropolitan area is expected to reach 4 million square feet in 2009.
- Approximately 1.1 million square feet under construction or renovation as of September 30, 2009, down from 3.3 million square feet one year ago.

Office Vacancy Rates Baltimore


Direct Vacancy Rate
20%
16%
12%
8%
4%
0%
81 82 83 84 85 86 87 88 89 90 91 92 93 94 95 96 97 98 99 00 01 02 03 04 05 06 07 08 Q3 09

Gross Leasing Activity


15-Year Average = 6.0 Million SF
Gross SF Leased (in millions)
10
8
6
4
2
0
2000 2001 2002 2003 2004 2005 2006 2007 2008 2009*

* Through the third quarter of 2009

1. Information obtained from Delta Associates and Transwestern Commercial Services.

1. Security West

- Because Regency monetized its interest in Security West in November 2003, the Company does not anticipate receiving significant annual cash flows from this investment. However, depending to a large degree on whether the SSA renews the lease upon expiration in 2018, the company may have substantial residual value. MWC has taken two approaches to valuing that residual amount.
- First, the current equity value approach, which equals the appraised value of the property, less the face value of the debt secured by the property.

Equity Value Approach
(in thousands)

2003 Appraised Value [1]	$	110,500
Adjusted Net Difference in Current Market [2]		2,200
Adjusted Appraised Value		112,700
Discount to 2003 Appraisal [3]		10.0%
Discounted Adjusted Appraised Value		101,430
Mortgage Balance as of 9/30/2009		(69,710)
Adjusted Equity Value		31,720
Regency's Share of Value	**$**	**15,860**

Discount to 2003 Adjusted Appraised Value	Regency Ownership Interest
0.0%	$21,495
5.0%	$18,678
10.0%	$15,860
15.0%	$13,043
20.0%	$10,225

Tax Calculations [4]		
Total Sale Price	$	101,430
Cost Basis (Land and Building)		34,253
Unamortized Mortage and Lease Financing Costs		5,964
Total Cost		40,217
Gain on Sale		61,213
Allocation of Gain to Partners with negative capital		(47,290)
Allocation of Gain to Partners to equalize capital accts		(11,020)
Total Gain specially allocated		(58,310)
Remaining gain to be allocated		2,903
Allocation to Class A (51.031%)		1,481
Allocation to Class B (Regency) (48.969%)		1,421
Total Gain allocable to Class A		59,791
Total Gain allocable to Class B - Regency		**1,421**
Allocation of Gain to 1500 Woodlawn (80.8% of CL A)		48,312
Allocation to Regency of 5% of 1500 Woodlawn		2,416
Adjusted for Regency's share of negative capital		(1,911)
Less tax basis of Regency's share		531
Regency's share of Woodlawn adjusted gain		**1,036**
Regency's Share of Gain - For Tax Purposes	**$**	**2,458**

1. Appraised Value based solely on the Marshall & Stevens Appraisal of November 1, 2003.
2. Accounts for six years of straight-line growth, assuming the property appreciates over 15 years to a projected $116 million value in 2018 as per Marshall & Stevens appraisal.
3. Discount reflects deterioration in commercial real estate market since 2003.
4. Tax on gain from sale of Security West as calculated by the Company's accountants, based on Schedule K-1 information as provided to Regency.

1. Security West

- Second, the residual value approach, which equals the appraised value of the residual value of the property as of lease expiration in 2018, discounted to present value and assigned a probability weighting. The probability weighting is Company management's best estimate of likelihood of SSA lease renewal[2].

Residual Value Approach
(In Thousands)

Fee Simple Residual Value [1]	$	116,000
Adjusted for Market Deterioration		10.0%
Realized Sale Price		104,400
Probability of Lease Renewal [2]		70.0%
Adjusted Realized Sale Price		73,080
2018 Debt Outstanding		(10,000)
Adjusted Equity Value		63,080
Regency's Share of Value in Nine Years		31,540
Discount rate [3]		10.5%
Probability-weighted NPV of Regency interest	$	12,841
Present value of cash flows [4]		1
Present value of tax liability [4]		(4,835)
Net present value	$	8,007

Tax Calculations[5]

Total Sale Price	$	73,080
Cost Basis (Land and Building)		20,623
Unamortized Mortage and Lease Financing Costs		-
Total Cost		20,623
Gain on Sale		52,457
Allocation of Gain to Partners with Negative Capital		(38,681)
Allocation of Gain to Partners to equalize Capital Accts		(23,633)
Total Gain Specially Allocated		(62,314)
Remaining Gain to be Allocated		(9,857)
Allocation to Class A (51.031%)		(5,030)
Allocation to Class B (Regency) (48.969%)		(4,827)
Total Gain allocable to Class A		57,284
Total Gain allocable to Class B - Regency		**(4,827)**
Allocation of Gain to 1500 Woodlawn (80.8% of CL A)		46,285
Allocation to Regency of 5% of 1500 Woodlawn		2,314
Adjusted for Regency's Share of Negative Capital		(1,563)
Less tax basis of Regency's Share		-
Regency's Share of Woodlawn Adjusted Gain		**752**
Regency's Share of Gain - For Tax Purposes	**$**	**(4,075)**

Net Present Value at 10% Discount to Residual Value

Discount Rate	Probability of Lease Renewal 50.0%	60.0%	70.0%	80.0%	90.0%
8.5%	$5,291	$7,796	$10,301	$12,806	$15,311
9.5%	$4,489	$6,795	$9,102	$11,408	$13,715
10.5%	$3,757	$5,882	$8,007	$10,132	$12,258
11.5%	$3,088	$5,047	$7,007	$8,967	$10,926
12.5%	$2,476	$4,284	$6,093	$7,901	$9,710

Net Present Value - Using 10.5% Discount Rate

Discount to Residual Value	Probability of Lease Renewal 50.0%	60.0%	70.0%	80.0%	90.0%
0.0%	$4,937	$7,299	$9,660	$12,021	$14,383
5.0%	$4,347	$6,590	$8,834	$11,077	$13,320
10.0%	$3,757	$5,882	$8,007	$10,132	$12,258
15.0%	$3,166	$5,173	$7,181	$9,188	$11,195
20.0%	$2,576	$4,465	$6,354	$8,243	$10,132

1. Fee Simple Residual value based solely on the Marshall & Stevens Appraisal of November 1, 2003.
2. Implies a 30% probability that the lease on the facility will not be renewed and the residual value, net of any transaction costs, equals the value of the outstanding debt in 2018 of $10 million (the residual value is in fact insured for that amount in case the future market value is less).
3. Discount rate calculated as the estimated cap rate for Security West of 9.5%, adjusted by a risk premium of 1% to account for the property's location (among other SSA facilities) and the property's suitability for single tenant occupancy, both of which factors limit the number of potential tenants.
4. Present value of cash flows and taxes. See page 29.
5. Tax on gain from sale of Security West as calculated by the Company's accountants, based on Schedule K-1 information as provided to Regency.

MADISON WILLIAMS AND COMPANY

2. MESC – Net Present Value Analysis

- MESC generates cash flows as a result of its provision of electricity and steam to a Kimberly-Clark plant in Alabama. MESC's contract with Kimberly-Clark extends through July of 2018. Regency is entitled to receive 50% of these cash flows.
- MWC has taken Regency's portion of MESC's cash flow stream, reduced the annual flows by the income tax payable on Regency's portion of MESC's pretax income and discounted the net cash flows back to 2009 at discount rates ranging from 9% to 11%.
- The analysis yielded net present values of $5.8 to $6.7 million.

		Q4 2009	2010	2011	2012	2013	2014	2015	2016	2017	2018
MESC Cash Flows [1]		$ 423	$ 2,149	$ 2,434	$ 1,904	$ 2,210	$ 2,664	$ 1,767	$ 1,396	$ 2,620	$ 948
Regency Cash Flow - 50% share		212	1,075	1,217	952	1,105	1,332	884	698	1,310	474
MESC Pre-tax Income [1]		$ 787	$ 2,101	$ 2,379	$ 1,832	$ 2,281	$ 2,794	$ 1,819	$ 1,516	$ 2,950	$ 2,473
Regency Pre-tax Income - 50% share		394	1,050	1,190	916	1,141	1,397	910	758	1,475	1,237
Income Tax Expense [4]		$ 138	$ 637	$ 707	$ 636	$ 740	$ 858	$ 718	$ 698	$ 984	$ 939
Regency Cash Flow		$ 74	$ 438	$ 510	$ 316	$ 365	$ 474	$ 166	$ 0	$ 326	$ (465)
Regency's Share of Residual Value [2]											$ 10,960
Regency Net Cash Flow		$ 74	$ 438	$ 510	$ 316	$ 365	$ 474	$ 166	$ 0	$ 326	$ 10,495
NPV as of 9/09 @ WACC of [3]	9%	$ 6,665									
	10%	6,221									
	11%	5,814									

(1) See Page 36 for reference.
(2) See following page.
(3) Discount rates reflect risk associated with Kimberly-Clark's option to terminate the contract before expiration (upon which occurrence Regency would receive original equity investment, plus a guaranteed minimum return).
(4) Income tax expense includes taxes on change in net investment in direct financing lease and reflects a difference of treatment of the item for tax and accounting purposes.

MESC Residual Value in Year 2018
(dollars in thousands)

	2018 EBITDA [1]	$	5,622
	EBITDA Multiple [2]		6.5x
	Enterprise Value		36,541
	2018 Debt outstanding		(1,040)
	Equity Value		35,501
	Probability of Contract Renewal		70%
	Adjusted Equity Value		24,851
	Regency Ownership Interest (%)		50%
A.	Regency Ownership Interest ($)		12,425
	Cost Basis [3]	$	(8,240)
	Gain		4,186
	Tax on Gain (%)		35%
B.	Tax on Gain ($)		1,465
	Regency's Net Share of Residual Value (A. - B.)	$	10,960

(1) See following page.
(2) See page 39.
(3) Expected book value as of 12/31/2018.

MESC – Summary Financials

	12/31/2005	12/31/2006	12/31/2007	12/31/2008	12/31/2009	12/31/2010	12/31/2011	12/31/2012	12/31/2013	12/31/2014	12/31/2015	12/31/2016	12/31/2017	12/31/2018
Revenues														
Capacity	$ 3,854	$ 3,801	$ 3,709	$ 3,609	$ 3,501	$ 3,384	$ 3,258	$ 3,121	$ 2,973	$ 2,812	$ 2,639	$ 2,451	$ 2,247	$ 2,027
Fixed labor	3,570	3,734	3,871	3,942	4,107	4,107	4,107	4,312	4,442	4,575	4,715	4,809	4,905	5,003
Fixed O&M	2,064	2,178	2,272	2,343	2,486	2,509	2,538	2,598	2,658	2,714	2,800	2,856	2,913	2,971
Fixed O&M and labor margin	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Managed O&M	4,158	4,349	4,538	4,678	4,965	5,011	5,067	5,189	5,308	5,420	5,592	5,704	5,818	5,934
Managed O&M margin	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Variable O&M	327	418	410	557	453	478	507	519	522	526	537	547	558	569
Gross receipts tax	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Fuel (reimbursement)		-	-	-	-	-	-	-	-	-	-	-	-	-
Other Income	101	111	278	134	2	30	30	30	30	30	30	30	30	30
Proceeds from sale of assets	2,350	53	5	700										
Total revenues	**16,503**	**14,624**	**15,083**	**15,963**	**15,594**	**15,599**	**15,586**	**15,769**	**15,933**	**16,077**	**16,311**	**16,396**	**16,471**	**16,535**
Cash operating expenses														
Fixed labor (includes G&A costs)	3,972	3,778	3,957	4,041	4,109	4,252	4,312	4,441	4,534	4,711	4,626	4,719	4,813	4,909
Managed O&M	3,513	2,938	3,328	3,580	3,859	3,979	4,107	4,432	4,497	4,662	4,497	4,572	4,647	4,725
Fuel	179	4	-	-	-	-	-	-	-	-	-	-	-	-
Other operating expenses			3,689	4,084	4,411	3,743	3,376	3,775	3,427	2,900	4,635	5,003	3,632	4,174
Total cash costs	**10,633**	**9,977**	**10,975**	**11,706**	**12,378**	**11,974**	**11,795**	**12,648**	**12,498**	**12,273**	**13,758**	**14,293**	**13,092**	**13,807**
Revenues less cash operating expenses	**5,870**	**4,647**	**4,108**	**4,257**	**3,216**	**3,625**	**3,791**	**3,121**	**3,435**	**3,804**	**2,554**	**2,103**	**3,379**	**2,728**
Depreciation	77	56	37	16	1	0	-	-	-	-	-	-	-	-
Amortization	201	193	185	176	166	155	143	130	115	100	83	65	45	24
Profit before interest	**5,593**	**4,398**	**3,887**	**4,065**	**3,049**	**3,470**	**3,648**	**2,991**	**3,320**	**3,704**	**2,471**	**2,038**	**3,334**	**2,704**
Interest	1,228	1,630	1,535	1,263	1,150	1,369	1,269	1,159	1,039	910	651	523	385	231
Pre-tax income	**4,365**	**2,768**	**2,351**	**2,802**	**1,899**	**2,101**	**2,379**	**1,832**	**2,281**	**2,794**	**1,819**	**1,516**	**2,950**	**2,473**
Taxes	1,426	1,361	1,247	1,440	1,162	1,273	1,415	1,271	1,480	1,716	1,436	1,395	1,968	1,879
Net Income	**$ 2,938**	**$ 1,407**	**$ 1,104**	**$ 1,362**	**$ 737**	**$ 828**	**$ 964**	**$ 561**	**$ 801**	**$ 1,078**	**$ 384**	**$ 120**	**$ 981**	**$ 595**
Revenues less cash operating expenses	$ 5,870	$ 4,647	$ 4,108	$ 4,257	$ 3,216	$ 3,625	$ 3,791	$ 3,121	$ 3,435	$ 3,804	$ 2,554	$ 2,103	$ 3,379	$ 2,728
Debt service	(2,146)	(2,716)	(2,755)	(2,614)	(2,638)	(2,991)	(3,033)	(3,077)	(3,145)	(3,184)	(3,102)	(3,156)	(3,266)	(4,665)
Other cashflows[1]	2,377	1,513	4,713	(2,231)	180	1,515	1,676	1,860	1,920	2,044	2,316	2,449	2,506	2,885
MESC cashflows (pre-tax)	**$ 6,102**	**$ 3,444**	**$ 6,066**	**$ (588)**	**$ 758**	**$ 2,149**	**$ 2,434**	**$ 1,904**	**$ 2,210**	**$ 2,664**	**$ 1,767**	**$ 1,396**	**$ 2,620**	**$ 948**
Adjusted Revenues[2]	16,214	15,744	16,295	17,275	17,014	17,136	17,250	17,569	17,882	18,186	18,594	18,867	19,145	19,429
Adjusted EBITDA[2]	5,581	5,767	5,321	5,569	4,636	5,162	5,455	4,922	5,384	5,913	4,836	4,574	6,053	5,622
Adjusted Net Income[2]	2,649	2,527	2,316	2,674	2,157	2,365	2,628	2,361	2,749	3,187	2,666	2,591	3,655	3,489

(1) Other cash flows includes change in working capital, non-cash interest, insurance receivable, change in net investment in direct financing lease and debt related costs.

(2) For valuation purposes, adjusted figures incorporate an add-back of change in net investment in direct financing lease assets.

	12/31/2005	12/31/2006	12/31/2007	12/31/2008	12/31/2009	12/31/2010	12/31/2011	12/31/2012	12/31/2013	12/31/2014	12/31/2015	12/31/2016	12/31/2017	12/31/2018
Senior debt														
Beginning balance	$ 28,187	$ 27,269	$ 26,183	$ 24,963	$ 23,612	$ 22,125	$ 20,503	$ 18,739	$ 16,821	$ 14,715	$ 12,440	$ 9,989	$ 7,356	$ 4,475
Interest	1,264	1,700	1,660	1,251	1,094	1,306	1,206	1,095	975	847	588	459	321	167
Principal	918	1,086	1,220	1,351	1,488	1,622	1,764	1,918	2,106	2,274	2,451	2,633	2,881	3,434
Ending balance	$ 27,269	$ 26,183	$ 24,963	$ 23,612	$ 22,125	$ 20,503	$ 18,739	$ 16,821	$ 14,715	$ 12,440	$ 9,989	$ 7,356	$ 4,475	$ 1,040
Existing tax exempt debt														
Beginning balance	$ 1,000	$ 1,000	$ 1,000	$ 1,000	$ 1,000	$ 1,000	$ 1,000	$ 1,000	$ 1,000	$ 1,000	$ 1,000	$ 1,000	$ 1,000	$ 1,000
Interest	70	70	70	70	70	70	70	70	70	70	70	70	70	70
Principal	-	-	-	-	-	-	-	-	-	-	-	-	-	1,000
Ending balance	$ 1,000	$ 1,000	$ 1,000	$ 1,000	$ 1,000	$ 1,000	$ 1,000	$ 1,000	$ 1,000	$ 1,000	$ 1,000	$ 1,000	$ 1,000	$ -
Total interest	1,333	1,769	1,729	1,321	1,164	1,375	1,275	1,165	1,045	916	657	529	391	237
Total principal	918	1,086	1,220	1,351	1,488	1,622	1,764	1,918	2,106	2,274	2,451	2,633	2,881	4,434
Total debt service	**$ 2,251**	**$ 2,855**	**$ 2,949**	**$ 2,672**	**$ 2,651**	**$ 2,997**	**$ 3,039**	**$ 3,083**	**$ 3,151**	**$ 3,190**	**$ 3,108**	**$ 3,162**	**$ 3,272**	**$ 4,671**

2. MESC – Comparable Company Analysis

Power Generation / Transmission (US$ in millions, except per share data) Company (a)	Stock Price 1/27/10	Discount / Premium to LTM High	Discount / Premium to LTM Low	Market Capitalization (b)	Enterprise Value (c)	Enterprise Value / Revenue LTM	Enterprise Value / Revenue 2009E	Enterprise Value / Revenue 2010E	Enterprise Value / EBITDA LTM	Enterprise Value / EBITDA 2009E	Enterprise Value / EBITDA 2010E	Price / Earnings LTM	Price / Earnings 2009E	Price / Earnings 2010E
Dominion Resources, Inc.	$38.00	-4.5%	40.0%	$22,737	$40,425	2.4x	2.5x	2.5x	7.8x	8.0x	7.8x	12.0x	11.8x	11.7x
American Electric Power Co., Inc.	35.53	-3.6%	48.0%	20,130	36,820	2.6x	2.5x	2.5x	8.8x	8.4x	8.1x	12.2x	12.4x	11.7x
Consolidated Edison Inc.	44.05	-5.2%	35.3%	12,366	22,634	1.7x	1.6x	1.6x	9.7x	9.1x	8.3x	18.0x	14.2x	13.4x
The AES Corporation	12.88	-16.6%	168.3%	8,598	28,830	2.0x	2.1x	2.2x	7.2x	7.5x	7.0x	10.7x	12.1x	11.0x
DTE Energy Co.	42.75	-4.9%	83.3%	7,052	15,359	1.8x	1.7x	1.6x	7.0x	7.8x	7.2x	12.9x	14.8x	14.0x
Constellation Energy Group, Inc.	32.66	-10.6%	117.0%	6,561	12,823	0.7x	0.8x	0.8x	9.7x	6.7x	7.2x	NM	10.4x	10.4x
CenterPoint Energy, Inc.	14.08	-5.5%	62.6%	5,496	15,156	1.6x	1.6x	1.5x	8.0x	7.7x	7.6x	16.6x	12.7x	11.6x
TransAlta Corp.	22.59	-5.8%	25.8%	4,934	8,056	3.0x	2.7x	2.6x	7.7x	8.3x	7.3x	11.3x	19.1x	13.8x
Great Plains Energy Inc.	18.10	-11.8%	77.5%	2,449	5,961	3.1x	2.9x	2.6x	10.0x	9.1x	7.1x	11.4x	15.6x	12.9x
Westar Energy Inc.	21.40	-6.1%	44.0%	2,333	5,159	2.8x	2.7x	2.5x	8.8x	8.0x	7.4x	14.7x	12.2x	11.5x
Cleco Corp.	26.12	-7.2%	39.8%	1,582	2,791	2.8x	2.6x	2.4x	11.5x	10.4x	6.8x	18.8x	16.1x	12.4x
Median		**-5.8%**	**48.0%**			**2.4x**	**2.5x**	**2.4x**	**8.8x**	**8.0x**	**7.3x**	**12.6x**	**12.7x**	**11.7x**
Mean		**-7.4%**	**67.4%**			**2.2**	**2.2**	**2.1**	**8.8**	**8.3**	**7.4**	**13.8**	**13.8**	**12.2**
High		**-3.6%**	**168.3%**			**3.1**	**2.9**	**2.6**	**11.5**	**10.4**	**8.3**	**18.8**	**19.1**	**14.0**
Low		**-16.6%**	**25.8%**			**0.7**	**0.8**	**0.8**	**7.0**	**6.7**	**6.8**	**10.7**	**10.4**	**10.4**

Power Generation Facilities (US$ in millions, except per share data) Company (a)	Stock Price 1/27/10	Discount / Premium to LTM High	Discount / Premium to LTM Low	Market Capitalization (b)	Enterprise Value (c)	Enterprise Value / Revenue LTM	Enterprise Value / Revenue 2009E	Enterprise Value / Revenue 2010E	Enterprise Value / EBITDA LTM	Enterprise Value / EBITDA 2009E	Enterprise Value / EBITDA 2010E	Price / Earnings LTM	Price / Earnings 2009E	Price / Earnings 2010E	Enterprise Value / Megawatts	Megawatts
NRG Energy, Inc.	$24.99	-14.6%	64.5%	$6,408	$13,538	1.7x	1.9x	1.5x	3.5x	5.4x	5.5x	3.7x	8.8x	9.2x	$0.56	24,000
Calpine Corp.	11.20	-25.1%	135.3%	4,955	14,062	1.7x	2.1x	1.9x	9.2x	9.1x	9.9x	33.3x	38.2x	29.9x	$0.59	24,000
Mirant Corporation	14.22	-25.6%	56.1%	2,064	2,834	0.6x	1.2x	1.3x	0.9x	3.3x	4.5x	1.0x	4.5x	8.0x	$0.28	10,112
RRI Energy, Inc.	5.00	-34.6%	146.3%	1,764	2,824	0.2x	1.5x	1.3x	NM	12.3x	6.0x	NM	NM	NM	$0.20	14,000
Dynegy Inc.	1.72	-35.6%	72.0%	1,196	6,840	1.7x	2.4x	2.7x	3.8x	9.6x	10.7x	3.3x	NM	NM	$0.39	17,700
Median		**-25.6%**	**72.0%**			**1.7x**	**1.9x**	**1.5x**	**3.7x**	**9.1x**	**6.0x**	**3.5x**	**8.8x**	**9.2x**	**$0.39**	**17,700**
Mean		**-27.1%**	**94.8%**			**1.2**	**1.8**	**1.7**	**4.4**	**8.0**	**7.3**	**10.3**	**17.2**	**15.7**	**0.40**	**17,962**
High		**-14.6%**	**146.3%**			**1.7**	**2.4**	**2.7**	**9.2**	**12.3**	**10.7**	**33.3**	**38.2**	**29.9**	**0.59**	**24,000**
Low		**-35.6%**	**56.1%**			**0.2**	**1.2**	**1.3**	**0.9**	**3.3**	**4.5**	**1.0**	**4.5**	**8.0**	**0.20**	**10,112**

Source: Company filings and Multex Consensus Estimates.
NA: Not Available; NM: Not Meaningful.
(a) Data represent consolidated financial information and exclude non-recurring charges.
(b) Diluted equity value using the treasury stock method based on options outstanding.
(c) Represents Equity Value plus Total Debt, Total Preferred and Minority Interest less Cash and Investments in Unconsolidated Affiliates.

2. MESC – Comparable Company Analysis

MESC Value

(US$ in thousands)	MESC Data	Multiple Range [1] Low	Multiple Range [1] High	Implied Firm Value Low	Implied Firm Value High	Implied Equity Value Low	Implied Equity Value High
Firm Value / 2010E Revenue	$ 17,136	1.3x	1.8x	$ 22,276	$ 30,844	$ 3,019	$ 11,586
Firm Value / 2010E EBITDA	5,162	6.0x	7.0x	30,973	36,135	11,715	16,877
Equity Value / 2010E Net Income	2,365	7.0x	11.0x	35,810	45,268	16,552	26,010

Regency Ownership Interest 50%

(US$ in thousands)	Implied Equity Value Low	Implied Equity Value High
Firm Value / 2010E Revenue	$ 1,509	$ 5,793
Firm Value / 2010E EBITDA	5,857	8,438
Equity Value / 2010E Net Income	8,276	13,005

(1) MWC adjusted the public market multiples to account for MESC's single customer base, limited size, and projected growth rate.

Sum-of-Parts Valuation

2. MESC – Comparable Transaction Analysis

Date	Target/Issuer	Buyers/Investors	Sellers	Total Transaction Value ($mm)	Implied Enterprise Value ($mm)	Enterprise Value / EBITDA	Enterprise Value / Revenues
8/9/09	8 Power Plants in the United States and Sandy Creek Energy Associates and	LS Power Development, LLC	Dynegy Inc. (NYSE:DYN)	$ 1,140.0	$ 1,140.0	16.3x	-
4/15/08	Pittsfield Generating Company, LP	Maxim Power Corp. (TSX:MXG)	GE Energy Financial Services	56.2	56.2	18.2x	7.4x
2/25/07	TXU Corp. (nka:Energy Future Holdings Corporation)	Citigroup, Goldman Sachs, KKR, TPG, Morgan Stanlet	-	45,236.0	45,211.0	8.3x	4.2x
9/14/06	LS Power Development, LLC	Dynegy Inc. (NYSE:DYN)	-	4,164.0	4,164.0	11.0x	-
5/24/05	PacifiCorp	MidAmerican Energy Holdings Co.	Scottish Power plc (NYSE:SPI)	9,381.5	9,356.5	9.2x	2.9x
5/8/05	Cinergy Corp.	Duke Energy Corp.	NA	14,822.1	14,657.6	12.2x	3.1x
3/28/05	Gexa Corp.	FPL Group Inc.	Corsair Capital Management, LLC, Perry Capital, Zimmer	100.7	99.2	10.7x	0.4x
					Average	**12.3x**	**3.6x**
					Median	**11.0x**	**3.1x**
					Max	**18.2x**	**7.4x**
					Min	**8.3x**	**0.4x**

MESC Value

(US$ in thousands)	MESC Data	Multiple Range [1] Low	Multiple Range [1] High	Implied Firm Value Low	Implied Firm Value High	Implied Equity Value Low	Implied Equity Value High
Firm Value / 2009E EBITDA	$ 4,636	6.0x	7.0x	$ 27,815	$ 32,451	$ 8,557	$ 13,193

Regency Ownership Interest 50%

(US$ in thousands)	Implied Equity Value Low	Implied Equity Value High
Firm Value / 2009E EBITDA	$ 4,279	$ 6,596

(1) MWC adjusted the public market multiples to account for MESC's single customer base, limited size and projected growth rate

Source: Capital IQ.

2. MESC – Valuation Summary

($ in millions)


$5.2
$8.1
Comparable Public Company Analysis (Based on 2010E Net Income)
Comparable Public Company Analysis (Based on 2010E EBITDA)
Comparable Public Company Analysis (Based on 2010E Revenue)
Comparable M&A Transaction Analysis (Based on 2009E EBITDA)
Net Present Value Analysis
$8.3
$13.0
$5.9
$8.4
$1.5
$5.8
$4.3
$6.6
$5.8
$6.7
$0.0 $1.0 $2.0 $3.0 $4.0 $5.0 $6.0 $7.0 $8.0 $9.0 $10.0 $11.0 $12.0 $13.0 $14.0 $15.0
Value of Regency's Equity Interest

Valuation Method		Low		High
Net Present Value Analysis	$	5.8	$	6.7
Comparable M&A Transaction Analysis (Based on 2009E EBITDA)	$	4.3	$	6.6
Comparable Public Company Analysis (Based on 2010E Revenue)	$	1.5	$	5.8
Comparable Public Company Analysis (Based on 2010E EBITDA)	$	5.9	$	8.4
Comparable Public Company Analysis (Based on 2010E Net Income)	$	8.3	$	13.0

3. Cash & Equivalents

- As of 9/30/09, Regency had pro forma cash and cash equivalents of $6.8 million.

Common Stock

(in thousands, except per share data)

Share price (1/27/10)		$3.75

Regency common shares outstanding (1/4/10)		3,469
Options Outstanding (12/31/08)		
Underlying options	*512.50*	
Strike price	*$2.96*	
Common share equivalents associated with options (1)		107.4
Fully-diluted shares outstanding		3,576

1. Common share equivalents from options calculated using the Treasury Method.

MADISONWILLIAMS AND COMPANY

Summary Valuation

	Low		Medium		High	
Security West	$ 8,007	(1)	$ 11,934	(1)	$ 15,860	(2)
MESC [5]	5,200		6,650		8,100	
Cash & cash equivalents	6,776		6,776		6,776	
Total asset value	$ 19,983		$ 25,359		$ 30,736	
Less:						
Transaction expenses [3]	(1,000)		(1,000)		(1,000)	
Tax on Gain [4]	-		(41)		(135)	
Current liabilities - Current assets	(137)		(137)		(137)	
Equity value	$ 18,846		$ 24,181		$ 29,463	
Fully-diluted shares outstanding	3,576		3,576		3,576	
Per share equity value	$ 5.27		$ 6.76		$ 8.24	
Average per share equity value	$ 6.76					
Current share price	$3.75					
Premium to market	*80%*					

(1) See page 33 for reference. Medium valuation is an average of the Low and High.
(2) See page 32 for reference.
(3) Estimate of potential transaction expenses associated with the sale of Company's interest in Security West and MESC.
(4) Assumes NOL offsets tax on gain. See the following page.
(5) See page 41 for reference.

Calculation of Taxable Gain

		Low	Medium	High
	Security West gain on sale of assets	$ -	$ 1,229	$ 2,458
	MESC sale price	5,200	6,650	8,100
	MESC tax basis (1)	(5,702)	(5,702)	(5,702)
	Transaction expenses	(1,000)	(1,000)	(1,000)
A.	Gain on sale of assets	(1,502)	1,177	3,856
	NOL available	(9,036)	(9,036)	(9,036)
	Net Gain (2)	-	118	386
B.	Income tax @35%	-	(41)	(135)
	Net after tax proceeds (A - B)	$ (1,502)	$ 1,136	$ 3,721

(1) Used book value as of 12/31/2008 as tax basis.
(2) Due to Alternative Minimum Tax law, use of NOLs is restricted to 90% of gains.

Summary Valuation



US $ (in millions)
35.0
30.0
25.0
20.0
15.0
10.0
5.0
0.0
Cash & Cash Equivalents 6.8
MESC 5.2
Security West 8.0
Cash & Cash Equivalents 6.8
MESC 6.7
Security West 11.9
Cash & Cash Equivalents 6.8
MESC 8.1
Security West 15.9
Low
Medium
High

The range of asset values to the left translate into …

… the range of share prices on the right



Share Value (US $)
$9.00
$8.00
$7.00
$6.00
$5.00
$4.00
$3.00
$2.00
$1.00
$-
$5.27
$6.76
$8.24
$6.76 average
Low
Medium
High

2. Going Concern Valuation

Regency Projected Net Income and Cash Flows from 2009 to 2018

(in $ thousands)

Year	Q4 2009	2010	2011	2012	2013	2014	2015	2016	2017	2018
Sales	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -
Expenses [1]	(325)	(800)	(800)	(800)	(800)	(800)	(800)	(800)	(800)	(800)
MESC income [2]	394	1,050	1,190	916	1,141	1,397	910	758	1,475	1,237
Taxable Security West income [6]	439	1,880	1,979	2,111	2,257	2,406	2,562	2,724	2,811	3,010
EBIT	$ 508	$ 2,131	$ 2,369	$ 2,227	$ 2,598	$ 3,003	$ 2,672	$ 2,682	$ 3,486	$ 3,447
Interest income [3]	51	206	218	215	188	153	112	60	8	605
Pretax income	558	2,337	2,587	2,443	2,785	3,156	2,784	2,742	3,493	4,052
Income tax @ 35% [4]	(20)	(136)	(149)	(1,057)	(1,657)	(1,843)	(1,773)	(1,824)	(2,158)	(2,431)
Net income	539	2,201	2,438	1,385	1,128	1,313	1,011	918	1,335	1,621
Less: MESC income	(394)	(1,050)	(1,190)	(916)	(1,141)	(1,397)	(910)	(758)	(1,475)	(1,237)
Plus: MESC cash flows [2]	212	1,075	1,217	952	1,105	1,332	884	698	1,310	474
MESC residual value [9]	0	0	0	0	0	0	0	0	0	10,960
Less: Security West income [6]	(439)	(1,880)	(1,979)	(2,111)	(2,257)	(2,406)	(2,562)	(2,724)	(2,811)	(3,010)
Plus: Security West cash flows [8]	0	0	0	0	2	0	0	0	0	0
Security West residual value [7]	0	0	0	0	0	0	0	0	0	31,540
Cash flow [5]	(82)	345	487	(690)	(1,162)	(1,158)	(1,578)	(1,866)	(1,641)	40,348
Cash	$ 6,776	$ 6,693	$ 7,038	$ 7,525	$ 6,835	$ 5,673	$ 4,515	$ 2,937	$ 1,071	$ -
Cash generated	(82)	345	487	(690)	(1,162)	(1,158)	(1,578)	(1,866)	(1,641)	40,348
Ending cash	$ 6,693	$ 7,038	$ 7,525	$ 6,835	$ 5,673	$ 4,515	$ 2,937	$ 1,071	$ (570)	$ 40,348
Avg cash balance	$ 6,734	$ 6,866	$ 7,282	$ 7,180	$ 6,254	$ 5,094	$ 3,726	$ 2,004	$ 251	$ 20,174
Interest income	51	206	218	215	188	153	112	60	8	605

Notes and Assumptions:

1. Company estimate of ongoing operating expenses.
2. See page 34.
3. Assumes interest on cash of 3.0%.
4. Income tax rate assumed to be 35%, except for 2009, 2010 and 2011, for which periods the Company is projected to utilize its remaining net operating loss carryforwards. Income tax calculations assume taxes on change in MESC's net investment in direct financing lease. See page 50.
5. Assumes no net increase in working capital or capital expenditures.
6. Assumed Security West allocates 50% of taxable income to Regency. See page 29.
7. See following page.
8. See page 29.
9. See page 35.

Security West Residual Value in Year 2018
(In Thousands)

Fee simple residual value [1]	$	116,000
Discount to 2003 Appraisal [3]		10.0%
Realized Sale Price		104,400
Probability of lease renewal [2]		70.0%
Adjusted Realized Sale Price		73,080
2018 Debt outstanding		(10,000)
Adjusted Equity Value		63,080
Regency's share of value		31,540
Regency's Share of Gain - For Tax Purposes		-
Tax Rate		35.0%
Taxes		-
After tax Regency's share of value	$	31,540

Tax Calculations

Total Sale Price	$	73,080
Cost Basis (Land and Building)		20,623
Unamortized Mortage and Lease Financing Costs		-
Total Cost		20,623
Gain on Sale		52,457
Allocation of Gain to Partners with negative capital		(38,681)
Allocation of Gain to Partners to equalize capital accts		(23,633)
Total Gain specially allocated		(62,314)
Remaining gain to be allocated		(9,857)
Allocation to Class A (51.031%)		(5,030)
Allocation to Class B (Regency) (48.969%)		(4,827)
Total Gain allocable to Class A		57,284
Total Gain allocable to Class B - Regency		**(4,827)**
Allocation of Gain to 1500 Woodlawn (80.8% of CL A)		46,285
Allocation to Regency of 5% of 1500 Woodlawn		2,314
Adjusted for Regency's share of negative capital		(1,563)
Less tax basis of Regency's share		-
Regency's share of Woodlawn adjusted gain		**752**
Regency's Share of Gain - For Tax Purposes	**$**	**(4,075)**

Discount to Adjusted Appraised Value	Regency Share of Residual Value
0.0%	$35,576
5.0%	$33,570
10.0%	$31,540
15.0%	$29,510
20.0%	$27,480

1. Marshall & Stevens Appraisal of November 1, 2003.
2. Implies a 30% probability that the lease on the facility will not be renewed and the residual value, net of any transaction costs, equals the value of the outstanding debt in 2018 of $10 million (the residual value is in fact insured for that amount in case the future market value is less).
3. Discount reflects deterioration in commercial real estate market since 2003.

NOLs

Estimated remaining NOL's as of 12/31/2008		(7,527)
Expiring NOLs		-
July 17, 2009 Settlement		(3,046)
Taxable income [1]	YTD Sep 2009	1,537
		-
Estimated remaining NOL's as of 9/30/2009		(9,036)

NOL Usage

($ in thousands)

Year	Q4 2009	2010	2011	2012	2013	2014	2015	2016	2017	2018
Pretax income	$ 558	$ 2,337	$ 2,587	$ 2,443	$ 2,785	$ 3,156	$ 2,784	$ 2,742	$ 3,493	$ 4,052
Income tax expense	(20)	(136)	(149)	(1,057)	(1,657)	(1,843)	(1,773)	(1,824)	(2,158)	(2,431)
Net income	539	2,201	2,438	1,385	1,128	1,313	1,011	918	1,335	1,621
Income tax expense @ 35%	20	136	149	1,057	1,657	1,843	1,773	1,824	2,158	2,431
Beginning NOL	(9,036)	(8,534)	(5,048)	(1,222)	0	0	0	0	0	0
NOL Generated	0	0	0	0	0	0	0	0	0	0
NOL Expired	0	0	0	0	0	0	0	0	0	0
NOL Available	(9,036)	(8,534)	(5,048)	(1,222)	0	0	0	0	0	0
NOL Used [2]	502	3,486	3,825	1,222	0	0	0	0	0	0
Ending NOL	(8,534)	(5,048)	(1,222)	0	0	0	0	0	0	0
Income tax expense after NOL	20	136	149	1,057	1,657	1,843	1,773	1,824	2,158	2,431
Pretax income	$ 558	$ 2,337	$ 2,587	$ 2,443	$ 2,785	$ 3,156	$ 2,784	$ 2,742	$ 3,493	$ 4,052
Change in net investment in direct financing lease	0	1,537	1,663	1,800	1,949	2,109	2,283	2,471	2,674	2,894
Adjusted pretax income	$ 558	$ 3,874	$ 4,250	$ 4,243	$ 4,734	$ 5,265	$ 5,066	$ 5,212	$ 6,167	$ 6,946

1. Assumed taxable income is equal to US GAAP pre-tax income.
2. Applied NOLs on adjusted pretax income. Adjusted pre-tax income includes change in net investment in direct financing lease. Due to Alternative Minimum Tax law, use of NOLs is restricted to 90% of taxable income.

Discounted Cash Flow Analysis

Net Present Value of Cash Flows [1]		
	9.0%	$ 14,022
Discount Rates	10.0%	12,792
	11.0%	11,676

Capital Structure Adjustments	As of 06/30/09
Less: Net current assets and preferred	($137)
Plus: Cash & cash equivalents	6,776
Total Adjustments	$6,638

Equity Value as of 9/30/09		
	9.0%	$20,661
Discount Rates	10.0%	$19,430
	11.0%	$18,315

Equity Value per F-D Share		
	9.0%	$5.78
Discount Rates	10.0%	$5.43
	11.0%	$5.12

Discounted Cash Flow Analysis – Sensitivity Matrix

		Probability of MESC Re-Lease										
		0%	10%	20%	30%	40%	50%	60%	70%	80%	90%	100%
Security West Renewal	0%	$ (0.12)	$ 0.09	$ 0.29	$ 0.50	$ 0.71	$ 0.89	$ 1.03	$ 1.16	$ 1.30	$ 1.43	$ 1.57
	10%	0.49	0.70	0.90	1.11	1.32	1.50	1.64	1.77	1.91	2.04	2.18
	20%	1.10	1.31	1.51	1.72	1.93	2.11	2.25	2.38	2.52	2.65	2.79
	30%	1.71	1.92	2.13	2.33	2.54	2.72	2.86	2.99	3.13	3.26	3.40
	40%	2.32	2.53	2.74	2.94	3.15	3.33	3.47	3.60	3.74	3.87	4.01
	50%	2.93	3.14	3.35	3.55	3.76	3.94	4.08	4.21	4.35	4.48	4.62
	60%	3.54	3.75	3.96	4.16	4.37	4.55	4.69	4.82	4.96	5.09	5.23
	70%	4.15	4.36	4.57	4.77	4.98	5.16	5.30	5.43	5.57	5.70	5.84
	80%	4.71	4.92	5.13	5.33	5.54	5.72	5.86	5.99	6.13	6.26	6.40
	90%	5.10	5.31	5.52	5.73	5.93	6.12	6.25	6.39	6.52	6.66	6.79
	100%	5.50	5.70	5.91	6.12	6.33	6.51	6.64	6.78	6.91	7.05	7.18

1. Discount rates are blended discount rates used for Security West and MESC.

Premium Analysis

- Following is a schedule of selected transactions involving public companies in which minority shareholders were bought out by the majority shareholders.

Date	Target/Issuer	Transaction Status	Transaction Value ($mm)	Buyers/Investors	Target Stock Premium - 1 Day Prior
11/10/2009	Nucryst Pharmaceuticals Corporation (NasdaqCM:NCST)	Announced	8.1	Westaim Corp. (TSX:WED)	77%
10/28/2009	Corel Corporation (TSX:CRE)	Announced	32.9	Vector Capital	29%
09/25/2009	HFG Holdings, Inc.	Closed	9.7	Cequence Energy Ltd. (TSX:CQE)	22%
09/04/2009	Odyssey Re Holdings Corp.	Closed	1,041.0	Fairfax Financial Holdings Limited	29%
07/29/2009	OSG America L.P. (NYSE:OSP)	Announced	70.4	Overseas Shipholding Group Inc.	41%
07/12/2009	iBasis Inc. (NasdaqGM:IBAS)	Announced	70.0	KPN B.V.	73%
06/26/2009	First Advantage Corporation (NasdaqGS:FADV)	Closed	226.8	First American Corp. (NYSE:FAF)	54%
06/11/2009	Polyair Inter Pack Inc. (OTCPK:PPKZ)	Closed	0.2	Glencoe Capital, LLC	102%
04/03/2009	Limco-Piedmont, Inc.	Closed	12.9	TAT Technologies, Ltd.	12%
03/25/2009	Hearst Television, Inc.	Closed	75.9	Hearst Broadcasting, Inc	115%
03/23/2009	Cox Radio Inc.	Closed	82.4	Cox Media Group, Inc.	45%
03/18/2009	Logility Inc.	Closed	11.0	American Software, Inc.	44%
03/15/2009	MediSolution Ltd.	Closed	14.9	Brascan Asset Management Holdings	54%
11/19/2008	Independent Nickel Corp.	Closed	0.5	Victory Nickel, Inc. (TSX:NI)	32%
09/30/2008	Salton, Inc.	Closed	30.7	Harbinger Capital Partners LLC; Harbinger	434%
07/21/2008	Genentech, Inc.	Closed	46,722.4	Roche Holdings, Inc.	16%
06/26/2008	Five Star Products, Inc.	Closed	1.7	National Patent Development Corp.	33%
05/01/2008	Buchans River Ltd.	Closed	2.6	Royal Roads Corp. (TSXV:RRO)	26%
04/28/2008	UnionBanCal Corp.	Closed	3,808.1	Bank of Tokyo-Mitsubishi UFJ, Ltd.	39%
04/02/2008	Revenue Properties Co. Ltd.	Closed	32.2	Morguard Corp. (TSX:MRC)	5%
03/05/2008	Nationwide Financial Services, Inc.	Closed	2,863.0	Nationwide	28%
02/28/2008	GS AgriFuels Corporation	Closed	1.5	GreenShift Corporation (OTCBB:GERS)	10%
02/18/2008	Allied Pacific Properties and Hotels Ltd.	Closed	1.7	Allied Holdings Ltd.	225%
12/23/2007	Teknion Corporation	Closed	77.2	Global Upholstery Co. Inc.	80%
11/15/2007	Atlantic Coast Entertainment Holdings Inc.	Closed	12.3	Icahn Enterprises, L.P. (NYSE:IEP)	20%
11/13/2007	SouthernEra Diamonds Inc.	Closed	11.7	Mwana Africa PLC (AIM:MWA)	12%
11/09/2007	Optimum General, Inc.	Closed	2.4	Optimum Group Inc.	10%
10/30/2007	Cunningham Lindsey Group Inc.	Closed	10.6	Fairfax Financial Holdings Limited	26%
06/21/2007	FUN Technologies, Inc.	Closed	106.6	Liberty Media Corp.	19%
05/14/2007	Spear & Jackson Inc.	Closed	4.3	United Pacific Industries Ltd. (SEHK:176)	78%
04/22/2007	Optical Communication Products Inc.	Closed	78.7	Oplink Communications Inc.	20%
03/27/2007	Milastar Corp.	Closed	4.9	Easton Southpaw Inc.	27%
02/23/2007	Refac Optical Group	Closed	10.7	Palisade Capital Management LLC, Private	50%
02/22/2007	Great American Financial Resources Inc.	Closed	245.8	American Financial Group Inc.	13%
01/24/2007	21st Century Insurance Group	Closed	806.8	American International Group, Inc.	35%
12/20/2006	Crested Corp.	Closed	12.4	US Energy Corp. (NasdaqCM:USEG)	14%
				Mean	**54%**
				Median	**31%**

Current Share Price	$3.75
Range of Premium	25.0% - 35.0%
Implied Value Per Share	$4.69 - $5.06

The per share ranges yielded by the two valuation methods MWC utilized are shown below alongside the range indicated by the premium analysis and the current weighted average trading value per share for Regency's common stock.



$10.00
$9.00
$8.00
$7.00
$6.00
$5.00
$4.00
$3.00
$2.00
$1.00
$-
$8.24
$5.27
$5.78
$5.12
$5.06
$4.69
$3.50
$3.30
$6.00
Sum of Parts Valuation
Going Concern Valuation
Premium Analysis
Weighted Average Trading Value

Valuation Versus Ten Years of Historical Prices


$8.00
$7.00
$6.00
$5.00
$4.00
$3.00
$2.00
$1.00
$0.00
Stock Price (US $)
$6.00
Jan-01
Jan-02
Jan-03
Jan-04
Jan-05
Jan-06
Jan-07
Jan-08
Jan-09
Jan-10

IV. Proposed Transaction

Split Ratio (1:)	Pro Forma Fractional Shareholders	Pro Forma Whole Shareholders	Shares to Repurchase [1]	Repurchase Price $6.00
5	1,347	1,154	2,812	$16,872
10	1,786	715	5,481	$32,886
20	2,057	444	9,103	$54,618
50	2,250	251	14,482	$86,892
100	2,325	176	19,115	$114,690
250	2,366	135	25,254	$151,524
500	2,393	108	33,863	$203,178
1000	2,417	84	48,738	$292,428
2000	2,447	54	87,806	$526,836

1. Pre-split shares.


1,200
1,000
800
600
400
200
0
Post-Split Shareholders
$550,000
$450,000
$350,000
$250,000
$150,000
$50,000
-$50,000
Cost to Redeem Fractional Shares
5
10
20
50
100
250
500
1000
2000
Split Ratio (1:__)

1. Assumes repurchase price of $6.00 per share.

Prospective Transaction Details

1) Regency effects a 1 : 100 reverse stock split.

2) The Company buys out the resulting 19,115 fractional shares[1] at $6.00 per share (pre-split price).

3) As a result, the number of Regency's shareholders will be reduced to 176 from 2,501.

4) Regency will no longer be obligated to file annual or quarterly financial statements with the SEC, which the Company estimates will save approximately $200,000 [2] per year in operating expenses.

5) The total cost of the share repurchase, excluding fees, will be approximately $114,690.

1. Pre-split share equivalents.
2. Company estimate.

Share Price Sensitivity Analysis

Purchase Price Per Share	Shares [1]	Total Price
$5.25	19,115	$100,354
5.50	19,115	105,133
5.75	19,115	109,911
6.00	19,115	114,690
6.25	19,115	119,469
6.50	19,115	124,248
6.75	19,115	129,026


$130,000
$125,000
$120,000
$115,000
$110,000
$105,000
$100,000
Total Price
$5.25
5.50
5.75
6.00
6.25
6.50
6.75
Purchase Price Per Share

(1) Assumes 1:100 reverse split